April 17, 2000

North American Vaccine, Inc.
10150 Old Columbia Road
Columbia, Maryland 21046
Attention: President

Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois 60015
Attention: General Counsel



Dear Sirs:

            Reference is made to the Warrant No. W-1 dated July 21, 1999 of North American Vaccine, Inc. (the "COMPANY") registered in the name of BioChem Pharma Inc. ("BCPI") for the purchase of 250,000 common shares, no par value, of the Company (the "COMPANY SHARES"), Warrant No. W-2 dated August 26, 1999 of the Company registered in the name of BCPI for the purchase of 250,000 Company Shares and Warrant No. W-3 dated October 28, 1999 of the Company registered in the name of BCPI for the purchase of 250,000 Company Shares (collectively, the "WARRANTS").

            In order to induce Baxter International Inc., a Delaware corporation ("PARENT") to enter into the Share Exchange Agreement dated as of November 17, 1999, as amended by Amendment No. 1 dated as of April 17, 2000 (such agreement, as so amended, is hereinafter referred to as the "SHARE EXCHANGE AGREEMENT") among Parent, Neptune Acquisition Corp., an unlimited liability company existing under the laws of the Province of Nova Scotia and a wholly owned subsidiary of Parent, and Company, and in consideration of the payment by Parent of the amount determined in accordance with Section 3.03(b) of the Share Exchange Agreement, BCPI hereby agrees, subject to the consummation of the transactions contemplated by the Share Exchange Agreement, as follows:

            (i) the Warrants shall terminate and be of no further force or effect as of the Effective Time (as defined in the Share Exchange Agreement) without any further action on the part of Company or BCPI; and

            (ii) BCPI hereby waives, effective as of the Effective Time, any and all rights it has or may have under the Warrants, including, without limitation, the right to receive shares of capital stock of Parent as a result of the transactions contemplated by the Share Exchange Agreement.

                                       BIOCHEM PHARMA INC.


                                       By  /s/ Fred Andrew
                                          -------------------------------------
                                       Name:  Fred Andrew
                                       Title: Chief Financial Officer





                                       By  /s/ Charles-A. Tessier
                                          -------------------------------------
                                       Name: Charles A. Tessier
                                       Title: Vice President, Legal Affairs
                                       and General Counsel


ACCEPTED AND AGREED as of the
date first written above:

NORTH AMERICAN VACCINE, INC.




By  /s/ Randal Chase, Ph.D
   ------------------------------------
      Name: Randall Chase, Ph.D
      Title: Chief Executive Officer & President

BAXTER INTERNATIONAL INC.




 By: /s/ Timothy B. Anderson
     -----------------------------------
       Name:  Timothy B. Anderson
       Title: Group Vice President,
              Corporate Strategy and
               Development







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